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                                                                    Exhibit 10.2

                    TECHNOLOGY LICENSE AND RESELLER AGREEMENT


        This Technology License and Reseller Agreement is entered into by and between 3Com Corporation, a California corporation with a principal place of business at 5400 Bayfront Plaza, Santa Clara, California 95052 ("3Com"), and Com21, Inc., a Delaware corporation with a principal place of business at 1991 Landings Drive, Mountain View, California 94043 ("Com2l"). The effective date of this Agreement shall be the date last executed below ("Effective Date").


                                    RECITALS

        A. Com2l and 3Com intend to enable and drive deployment of broadband services over Hybrid Fiber Coax (HFC) networks. The companies believe that combining the parties' respective core competencies will enable the faster introduction of HFC communications products to the market. Com2l's HFC experience coupled with 3Com networking experience and broad product offering will result in a more robust solution.

        B. Com2l or its suppliers are the owners of certain subscriber equipment technology related to broadband services over Hybrid Fiber Coax (HFC) networks, as more particularly described in Exhibit A (Com2l Technology).

        C. 3Com wishes to obtain a non-exclusive license for such technology in order to develop, manufacture and market cable modems based on the Com2l Technology. Com2l is willing to grant 3Com a technology license upon the terms and conditions set forth below.

        D. Com2l intends to develop a data over cable headend distribution system with assistance from 3Com. The first generation of such headend will comply with the Specifications (as defined below) attached to this Agreement as Exhibit B (Specifications). Com2l will permit 3Com to resell such headend on the terms and conditions set forth herein.

        E. The parties also envision that 3Com will make an equity investment in Com2l, under terms and conditions to be negotiated and documented in agreements separate from this Agreement.

                                    AGREEMENT

        NOW, THEREFORE, the parties agree as follows:

1.      DEFINITIONS

        1.1 "Com2l Technology" means the Com2l first generation cable modem technology (known as "P3" and to be defined in the Design Package) (excluding use of the expansion bus for optional plug-in modules) including, without limitation, system design, behavioral code,

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ASICs and firmware, know-how, trade secrets rights, copyright rights, mask work rights and, if any, rights under Com21 Patents owned, acquired, developed by or licensed to Com21 and embodied in a cable modem product meeting the Specifications. Com21 Technology also includes the technology necessary to interface the 3Com Products to the Com21 Headend, and such other technology as described on Exhibit A (Com21 Technology).

        1.2 "Com21 Headend" means the headend controller unit to be developed by Com21, and all enhancements, upgrades and new versions thereof. The first generation Com21 Headend shall implement the Specifications as they exist as of the Effective Date together with such changes to the Specifications as the parties mutually agree in writing.

        1.3 "Specifications" means the document entitled "The Com21 Community Protocol for HFC Networks, Revision 1.04 Branch 01 (V1.04.01), attached hereto as Exhibit B (Specifications) and to be included in the Design Package. Updates and revisions to the Specifications will be identified by a new branch index. 3Com shall be provided reasonable notice of and be permitted to attend Com21's meetings regarding updates and/or revisions to the Specifications.

        1.4 "Com21 Mongoose Product" means Com21's modem ASIC (currently known as Mongoose) implementing the media access control and other modem functions, but excluding use of the expansion bus for optional plug-in modules, (i) as described in the Com21 modem design specification attached as Exhibit C (Com21 Mongoose Product Specification), which specification may be changed from time to time by Com21, in its sole discretion, with written notice to 3Com and (ii) meeting certain criteria to determine the acceptability of the Com21 Mongoose Product to be agreed to by the parties, which criteria shall be set forth in a description attached to this Agreement as Exhibit D (Com21 Mongoose Product Acceptance Criteria). The Com21 Mongoose Product Specification shall be provided by Com21 within sixty (60) days of the Effective Date. The Com21 Mongoose Product Acceptance Criteria shall be mutually agreed to by the parties within sixty (60) days of the Effective Date.

        1.5 "Com21 P4 Product" means Com21's second generation modem ASIC (currently known as P4) implementing the media access control and other modem functions to be developed with AMD pursuant to a strategic partner relationship.

        1.6 "Com21 Patents" means all U.S. patents (and any foreign counterparts), pending patent applications and any reissues, continuations, divisions or extensions of such patents or applications, as to which Com21 is the patentee or as to which Com21 has the right to grant the license herein and which are necessary to practice the rights to the Com21 Technology, Com21 Mongoose Product and Com21 Headend interfaces which are granted herein.

        1.7 "Confidential Information" means that information of either party ("Disclosing Party") which is disclosed to the other party ("Receiving Party") pursuant to this Agreement,

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in written form and marked "Confidential" or if disclosed orally, the Disclosing
Party shall indicate that such information is confidential at the time of disclosure and send a written summary of such information to the Receiving Party within thirty (30) days of disclosure and mark such summary "Confidential." Confidential Information shall include, but not be limited to, trade secrets, know-how, inventions, techniques, processes, algorithms, software programs, schematics, designs, contracts, customer lists, financial information, sales and marketing plans and business information. References to 3Com as a Receiving
Party or a Disclosing Party shall also include all present and future subsidiary and parent companies of 3Com.

        1.8 "Design Package" means the information and materials necessary to develop cable modem products compatible with the Com21 Headend and the Specifications. As set forth in detail in Section 5 (Design Package), the description of the Design Package shall be attached to this Agreement as Exhibit E (Design Package) when it is completed.

        1.9 "3Com Patents" means all U.S. patents (and any foreign counterparts), pending patent applications and any reissues, continuations, divisions or extensions of such patents or applications, as to which 3Com is the patentee or as to which 3Com has the right to grant the license herein and which are necessary to practice the rights to the 3Com Technology which are granted herein.

        1.10 "3Com Product" means the cable modem products developed by 3Com under the terms of this Agreement. "First Generation 3Com Product" means the first version of the [ * ] by 3Com as described in Section 2.3(a)(iii), "Derivative 3Com Products" means all 3Com Products other than the First Generation 3Com Product.

        1.11 "3Com Technology" shall mean the technology, including know-how, trade secrets, copyrights and, if any, 3Com Patents, owned, acquired or developed by or licensed to 3Com and embodied in the First Generation 3Com Product.

2.      LICENSES

        2.1 Development and Manufacturing License. Subject to the terms and conditions of this Agreement, Com21 hereby grants to 3Com a non-exclusive, non-transferable, worldwide, royalty bearing license under the Com21 Technology and Com21 Mongoose Product to (a) design, develop, make or have made, use, market, sell, modify, lease and support 3Com Products, (b) design, develop, make or have made, use, market, sell, modify, lease and support derivative cable modem products based upon the 3Com Products, (c) sublicense its rights in the Com21 Technology embodied in the Com21 Mongoose Product only granted in (a) above, subject to the restrictions set forth in Section 2.3 (3Com Restrictions) below and (d) reproduce and translate the materials in the Design Package pursuant to the terms hereof as necessary for the exercise of the rights granted in clauses (a) and (b) of this Section 2.1 (Development and Manufacturing License).




*Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.


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        2.2 Trademark License. Com21 hereby grants to 3Com a worldwide, nonexclusive, limited license to use the Com21 trademarks, and the respective stylistic marks, listed on Exhibit F (Com21 Trademarks) and such other mutually agreeable Com21 marks (collectively, the "Com21 Trademarks") in conjunction with the distribution of the 3Com Products and in 3Com advertising, promotional and printed materials for the 3Com Products. 3Com has provided to Com21 a copy of the 3Com Trademark Guidelines. 3Com shall use the Com21 Trademarks in the manner specified in the 3Com Trademark Guidelines for proper usage of 3Com trademarks. The 3Com Trademark Guidelines may be modified from time to time by 3Com, in its sole discretion, with written notice of such modification to Com21. in the event Com21 implements its own trademark guidelines or policies, 3Com agrees to comply with such guidelines or policies. If compliance with a Com21 policy or guideline is not reasonably feasible, 3Com shall notify Com21 in writing and propose an alternative procedure for Com21's approval, which will not be unreasonably denied. Upon Com21's request, 3Com shall provide Com21 with free samples of the 3Com advertising and promotional materials and reasonable numbers of the 3Com Product manufactured and distributed by 3Com on which such trademarks are used to ensure that Com21's quality standards are maintained.

        2.3    3Com Restrictions.

               (a) Notwithstanding the foregoing licenses granted to 3Com in this Section 2 (Licenses), (i) 3Com shall not have the right to [*] provided, however, Com21 agrees to support 3Com's discussions with third party manufacturers or vendors of physical layer semiconductors regarding the inclusion of the Com21 Technology, or any portion thereof, into such third party's products, (ii) [*] 3Com shall not sell or make available for sale as stand-alone products (i.e., not integrated into a card or system level product) semiconductor chips designed by or on behalf of 3Com based on the Com21 Technology and (iii) 3Com [*]

               (b) As of the Effective Date, 3Com currently does not intend to enter the market for Headend Controller Units [*]. 3Com agrees to notify Com21 in writing within a reasonable time in the event 3Com decides (which decision shall be in 3Com's sole discretion) to begin development of a Headend Controller Unit.

        For purposes of this Section 2.3(b) only, "Headend Controller Unit" shall mean that piece of equipment that physically connects the cable modem to the Headend via a hybrid fiber/coax or all coax network and is comprised of the following: Upstream and downstream physical layer connections, Media Access Controller (MAC), management interface that manages the MAC and physical layers and provides application management and traffic scheduling and interface to other equipment in the Headend.


*Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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        For purposes of this Section 2.3(b) only, a "Headend" shall mean the office/wiring equipment that is directly connected to the cable modem via a hybrid fiber/coax or all coax network. A Headend that is capable of offering data services can be comprised of the following equipment: Headend Controller Unit, switches, routers, network management, servers and other equipment that may be necessary or desirable to offer data services (such as hubs, adapters, and CSU/DSUs). The equipment outlined above may be in the form of separate systems connected together via standard or proprietary interfaces. Alternatively the functions may be contained in a single system or chassis comprised of cards or plug-in-modules.

        2.4 Com21 Restriction. Com21 currently intends for 3Com [*] Com21 decides (which decision shall be in Com21's sole discretion) to enter into such an agreement.

        2.5 3Com License to Com21. If Com21 desires, 3Com will grant to Com21 a non-exclusive, non-transferable, worldwide, royalty-bearing license under the 3Com Technology to (a) make or have made, use, market, sell, modify, lease and support the First Generation 3Com Products and (b) design, develop, make or have made use, market, sell, modify, lease and support derivative cable modem products based upon the First Generation 3Com Products. Com21 shall pay to 3Com a reasonable royalty to be negotiated, and Sections 3.4 (Reports) and 4 (Payment Terms) shall apply to Com21 on a reciprocal basis. If Com21 desires, 3Com agrees to negotiate in good faith terms and conditions favorable to Com21 for Com21 to OEM the First Generation 3Com Product. Upon Com21's election of the license granted under this Section 2.5 (3Com License to Com21) and finalization of the terms of such license, 3Com shall provide to Com21 a design package comprising the information and materials necessary to develop the First Generation 3Com Product (the "3Com Design Package") and the parties shall work together in good faith to develop criteria to determine if such materials and information shall be deemed acceptable.

        2.6 No Other Licenses. Except as specifically and unambiguously set forth in this Agreement, no other licenses are granted by Com21 or 3Com to the other party.

3.      LICENSE FEES, ROYALTIES AND REPORTS

        3.1 License Fee and Royalties. 3Com shall pay to Com21 the license fees and royalties as set forth in this Section 3.1 (License Fee and Royalties).

               (a) Provided Com21 delivers to 3Com the existing portions of the Design Package pursuant to Section 5.2 (Delivery) below, [*] days of the Effective Date, 3Com shall pay to Com21 [*].


*Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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               (b) Concurrent with the payment described in Section 3.1(a), 3Com shall also pay to Com21 a pre-paid, non-refundable (except in the event of a refund pursuant to Section 5.4 (Remedies for Rejection and Termination) below) [*] of the 3Com Products to be sold by 3Com.

               (c) Until the earlier to occur of (i) the public availability of the Com21 P4 Product in production quantities or (ii) December 31, 1998, 3Com shall pay to Com21 a per unit royalty of [*] for units of 3Com
Products for which royalties are due in excess of [*] sold by 3Com. Thereafter, no further royalties on 3Com Products shall be owed by 3Com to Com21.

               (d) Notwithstanding clauses (b) and (c) above, no royalty shall be due with respect to units of the 3Com Products for 3Com internal use, alpha or beta units, demonstration units, consigned units, repair or replacement of any 3Com Products, or the sale of spare parts on the performance of warranty work for any 3Com Products.

        3.2 Mongoose Availability. If, on or before [*] the Com21 Mongoose Product meeting the criteria to be agreed to by the parties and described in Exhibit C (Com21 Mongoose Product Specification) and Exhibit D (Com21 Mongoose Product Acceptance Criteria) is delivered by Com21 and which meets or is later found to meet the Com21 Mongoose Product Acceptance Criteria described in Exhibit D (Com21 Mongoose Product Acceptance Criteria), 3Com shall pay to Com21 within thirty (30) days of acceptance by 3Com an additional extended license fee of [*]. If, after [*] but on or before [*], the Com21 Mongoose Product meeting the criteria to be agreed to by the parties and described in Exhibit C (Com21 Mongoose Product Specification) and Exhibit D (Com21 Mongoose Product Acceptance Criteria) is delivered by Com21 and which meets or is later found to meet the Com21 Mongoose Product Acceptance Criteria described in Exhibit D (Com21 Mongoose Product Acceptance Criteria), said license fee shall be [*]. If said Com21 Mongoose Product meeting said criteria is not delivered by Com21 until [*] or later, 3Com shall not be obligated to make any license fee pursuant to this
Section 3.2 (Mongoose Availability); however, Com21 shall remain obligated to provide the Com21 Mongoose Product as provided this Agreement. Com21 shall provide 3Com a reasonable number of samples of the Com21 Mongoose Product (including but not limited to behavioral code) as it exists as of [*] (regardless of whether the Com21 Mongoose Product meets said criteria) and as it exists as of the other dates set forth in this Section 3.2 (Mongoose Availability) until it meets said criteria. 3Com agrees that COM 21 shall have no obligation to make any modification or enhancement to the Com21 Mongoose Product to accommodate any change in the 3Com Product.

        3.3 Most Favored Customer. Com21 represents and warrants that at the date of this Agreement the license fees set forth herein do not exceed those charged to any other customer of Com21 licensing the Com21 Technology or technology similar or equivalent thereto. If at any time, Com21 offers lower prices to any other customer for such similar or equivalent technology on similar terms or on terms less favorable to Com21, taken as whole, Com21 shall immediately





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notify 3Com and offer such more favorable license fees to 3Com effective as of the date such prices were offered to such other customer.

        3.4 Reports. 3Com shall keep adequate records to verify all reports and payments to be made to Com21 pursuant to this Agreement for a period of three
(3) years following the date of such reports and payments. Com21 shall have the right to select an independent certified public accountant mutually agreeable to the parties, whose fees are not contingent on the results of the inspection and who agrees in writing to maintain the confidentiality of the information provided to it, to inspect no more frequently than annually the records of 3Com on reasonable notice and during regular business hours to verify the reports and payments required hereunder. If such inspection should disclose any underpayment, 3Com shall promptly pay Com21 such amount. The entire cost of such inspection shall be borne by Com21; provided, however, that if 3Com is determined by such audit to have underpaid royalties by five percent (5%) or more, then the reasonable cost of such audit shall be home by 3Com.

4.      PAYMENT TERMS

        4.1 Payment. Per-unit royalties under Section 3.1(c) above shall accrue upon shipment to a customer of 3Com Products by 3Com and shall be payable quarterly, within thirty (30) days after the first day of the month following the 3Com fiscal quarter in which royalties accrued. Each royalty payment shall be accompanied by a statement of all units shipped during the relevant period for which a royalty is due. Payments and statements shall be sent to Com21 at the address set forth at the beginning of this Agreement or such other address as Com21 may designate in writing.

        4.2 Taxes. In addition to any other payments due under this Agreement, 3Com agrees to pay, indemnify and hold Com21 harmless from any sales, use, excise, import or export, value added or similar tax or duty, any other tax not based on Com21's net income, and all governmental permit fees, license fees, customs fees and similar fees which Com21 may incur in respect of this Agreement.

5.      DESIGN PACKAGE

        5.1 Definition of Design Package. Promptly following the Effective Date, the parties shall work together to determine and describe the materials and information necessary to develop cable modem products compatible with the Com21 Headend and the Specifications, and the criteria to determine if such materials and information shall be deemed acceptable. The description of the Design Package shall be attached to this Agreement as Exhibit E (Design Package) when it is completed. Com21 shall provide 3Com with updated versions of the Design Package as it evolves during the course of design reviews by the parties.

        5.2 Delivery. On the Effective Date, Com21 shall deliver to 3Com all then existing portions of the Design Package. In addition, Com21 shall use commercially reasonable efforts to provide 3Com with the deliverables described in the Design Package in accordance with the

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milestone schedule set forth therein. Because Com21's performance is dependent in part on 3Com's performance, any dates or time periods relevant to performance by Com21 hereunder shall be appropriately and equitably extended to account for any delays due to 3Com.

        5.3 Acceptance. 3Com shall have twenty (20) days after receipt of each deliverable in the Design Package (the "Acceptance Period") to examine such deliverable to determine that it substantially conforms with the Specifications in Exhibit B (Specifications) and as described in Exhibit A (Com21 Technology). 3Com may reject a deliverable only if the deliverable fails in some material respect to meet the Specifications in Exhibit B (Specifications) and as described in Exhibit A (Com21 Technology). 3Com shall promptly notify Com21 if it rejects such deliverable with a written summary of the reason for rejection. If no written rejection is received by Com21 within the Acceptance Period, such deliverable shall be deemed accepted. Should the delivery of the deliverable be rejected by 3Com, Com21 shall use commercially reasonable efforts to correct the deliverable to conform with the associated specifications and redeliver such corrected deliverable to 3Com within twenty (20) days of receipt of rejection. 3Com will have twenty (20) days after receipt of the redelivered deliverable to accept the deliverable. The foregoing acceptance/rejection/correction provisions shall apply to a redelivered deliverable, provided, however, that upon the third or any subsequent rejection, either party may terminate this Agreement by thirty
(30) days notice unless the deliverable is accepted during the notice period. Com21 shall not be obligated to correct any failure caused by something other than the deliverable.

        5.4 Remedies for Rejection and Termination. If this Agreement is terminated pursuant to Section 5.3 (Acceptance) above, the parties agree to negotiate in good faith the effect of such termination with respect to the refund by Com21 of any amounts already paid by 3Com under Section 3 (License Fees, Royalties and Reports) above, the portions of the Design Package, if any, to be retained by 3Com and 3Com's right, if any, in such Design Package portions and license fees in connection therewith. If the parties fail to agree on such terms within thirty (30) days of the effective date of termination, Com21 shall refund all amounts already paid by 3Com under Section 3 (License Fees, Royalties and Reports) and 3Com shall have no rights in the Com21 Technology, the Com21 Mongoose Product or the Design Package.

6.      SUPPORT

        6.1 Design Support. Com21 will provide 3Com with a reasonable number of man-hours of Com21 R&D, manufacturing and quality assurance engineers for support by telephone, fax or if requested by 3Com, at 3Com Santa Clara site, provided Com21's current timetable for commercialization is not adversely impacted. Com21 and 3Com shall designate representatives to serve as contacts for such support. If additional support is requested by 3Com, Com21 shall provide, at Com21's sole discretion, such service at reasonable times and places and at a rate equal to Com21's then current standard fee therefor [*] at Com21 facilities). Com21 shall provide 3Com with reasonable advance notice of Com21 design reviews relating to Com21 cable modem products and permit a 3Com representative to attend.





*Certain information on this page has been omitted and filed separately with the
 Commission. Confidential treatment has been requested with respect to the
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        6.2 Customer Support. The parties agree to work together to develop and facilitate the call handling processes to provide seamless customer support and technical service to end users and service providers. Each party shall be solely responsible for support of its products.

        6.3 3Com Support.

        3Com shall provide Com21 with a reasonable number of man-hours of the following types of assistance:

                      (a)    Chip design expertise;

                      (b)    DVT facilities;

                      (c)    Physical layer certification assistance;

                      (d)    ATM switching technology;

                      (e)    Network management;

                      (f)    Low-cost volume manufacturing expertise; and

                      (g)    Other consulting advice.

Com21 shall provide to 3Com all the necessary technology to interface the 3Com Products to the Com21 Headend.

7.      MARKETING

3Com and Com21 intend to jointly develop a marketing campaign to successfully promote communication over HFC and remove adoption barriers for both MSOs and end users. 3Com and Com21 shall jointly promote the Specifications to drive industry standards. The parties envision that they initially would both market the 3Com Product. The parties will work together to leverage their respective relationships with MSOs to establish the superiority of the system solution they jointly develop. The parties will work together to include each other products, as appropriate and applicable, in their respective advertising, public relations activities, tradeshows, product literature and manuals, and World Wide Web sites.

8.      STANDARDS

The parties acknowledge and agree that it is in their mutual interests to promote the "The UPSTREAMS Protocol for HFC Networks" proposal, based on IEEE 802 contribution IEEE P802.14/95-152R1 (the "Proposal") including subsequent revisions, generated as required to promote acceptance in the standards bodies, and ATM Forum contribution ATMF/95-1435R1, for acceptance in industry standards with relevant standards bodies. The parties shall use

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reasonable efforts to collaborate on such promotion.

The parties further agree that other companies or consortia may participate in efforts to promote the Proposal, as needed to build consensus within the relevant standards bodies, and that additional contributors shall not be precluded from being added to The Proposal in the future.

The Proposal shall be made freely available, but intellectual property rights (including, without limitation, patent rights) included or referenced in the Proposal shall be released or licensed in accordance with the policies of the relevant standards body. Each shall retain all ownership of and title to intellectual property rights in contributions it makes to the Proposal.

9.      COM21 HEADEND DEVELOPMENT AND RESALE BY 3COM

        9.1 Development. Com21 shall use commercially reasonable efforts to design and develop the first generation Com21 Headend in accordance with a mutually agreeable schedule. The parties agree to meet to discuss the status and direction of Com21's design and development of the Com21 Headend and to assess how 3Com could assist to accelerate and enhance such design and development.

        9.2 Resale by 3Com. The parties agree that 3Com shall be permitted to resell the Com21 Headend pursuant to the terms and conditions of a reseller agreement, entitled "Headend Distribution Agreement", to be agreed upon and entered into by the parties. Com21 shall escrow the designs for the Com21 Headend for release to enable 3Com to manufacture the Com21 Headend under certain conditions as more specifically set forth in the Technology Escrow and Manufacturing License, attached hereto as Exhibit G, (Technology Escrow and Manufacturing License), to be incorporated into and made a part of the Headend Distribution Agreement.

        9.3 Com21 Headend Integration within 3Com Platform. The parties agree to work together to develop by December 31, 1996 a mutually agreeable plan (a) to make the Com21 Headend compatible for integration within a 3Com platform such as the Trinity or ONcore architectures (which architecture shall be designated by 3Com) or (b) to provide the necessary technology and specifications for such integration. The parties agree that they shall perform such plan.

10.0    3COM NIC TECHNOLOGY

        3Com shall develop certain network interface card (NIC) technology and make products incorporating such technology available to Com21 on mutually agreeable terms as follows:

        10.1 Low-Cost NICS. 3Com shall provide a low cost network interface card
(NIC) to be independently resold by Com21 and 3Com. This NIC would enable PC users to connect a cable modem to their PCs. 3Com intends to develop the needed software to make the installation relatively easy and user friendly.

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        10.2 NIC Drivers. 3Com shall develop NIC PC drivers to enable high performance and efficient communication between the 3Com Products and the PC. This could utilize 3Com technology such as the PACE technology.

        10.3 Management Software. 3Com shall develop software to enable remote configuration and management of PC parameters over the HFC infrastructure such as AMP and DRMON.

11.     PROPRIETARY RIGHTS

        11.1 Title. Com21 shall be the sole and exclusive owner of the Design Package, Com21 Technology, Com21 Headend, Com21 Mongoose Product, all modifications and derivative works (produced by Com21) thereof, the Com21 Trademarks and all proprietary and intellectual property rights therein throughout the world. Except for the Design Package, Com21 Technology, Com21 Headend and Com21 Mongoose Product, modifications and derivative works (produced by Com21) thereof and the Com21 Trademarks embodied in the First Generation 3Com Product, 3Com shall be the sole and exclusive owner of the 3Com Technology and other technology embodied in the 3Com Products. 3Com agrees to sell to Com21 for resale as a Com21 branded product any 3Com Product embodying a modification or derivative work (produced by 3Com) of the Design Package, Com21 Technology or Com21 Mongoose Product at prices that are not higher than those 3Com charges any other customer of such product or product containing similar or equivalent technology at similar volumes. Technology that is made, conceived of or reduced to practice by the parties jointly in the course of development under this Agreement shall be jointly owned, without accounting to each other, both parties having the right to design, develop, make or have made, use, market, sell, modify, sublicense, lease and support products using the technology arising out of or obtained with respect to such joint development. To the extent necessary to bring about the joint ownership of the jointly developed technology, each party hereby assigns to the other party an undivided ownership interest in their respective technology in the jointly developed technology. Each party shall use reasonable efforts to enable the other to use third party technology incorporated into the Com21 Technology and/or the Com21 Mongoose Product (in the case of Com21) or the 3Com Technology (in the case of 3Com) under terms and conditions similar to the terms and conditions such party has received from said third parties, whether by means of a sublicense or directly from the third party.

        11.2 Patents. Except as otherwise provided below, 3Com agrees at its election and own expense (i) to file in the United States Patent and Trademark Office (the "PTO") applications ("Applications") for Letters Patents covering the jointly developed technology, (ii) to diligently prosecute the Applications and (iii) to maintain in force any patents issuing therefrom. 3Com agrees to promptly supply Com21 with a complete copy of each Application and all communications received from, or sent to, the PTO concerning the Applications. 3Com agrees to submit to Com21 for consideration and advice all responses to PTO communications before filing them, and to give due consideration to Com21's advice with respect to such responses. The filing and prosecution of foreign patent applications shall be subject to mutual agreement of the

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parties. If, 3Com elects not to seek patent protection for any invention of the jointly developed technology, 3Com shall so notify Com21 in writing and Com21 may, in its sole discretion and at its sole expense, file an Application for Letters Patent covering such invention and Com21 agrees to diligently prosecute all such Applications it elects to file. If, at any time, 3Com intends to allow any Application or any patent lapse, become abandoned or forfeited without having first filed a substitute, 3Com shall (a) notify Com21 in writing of its intention at least sixty (60) days before the date on which the application or patent is due to lapse or become abandoned or forfeited and (b) if requested by Com21, promptly assign the entire right, title and interest in and to that application or patent to Com21. Com21 shall be under no obligation to prosecute or maintain in force any application or patent assigned to it, provided Com21 shall notify 3Com in writing of its intention not to prosecute or maintain any such application or patent at least sixty (60) days before the date on which the application or patent is due to lapse or become abandoned or forfeited.

        11.3 Notices. Each party agrees that it will cause to appear on the container or label for each unit of the products manufactured hereunder appropriate patent and copyright notices and proprietary data legends as contained in the Design Package or Com21 Technology delivered by Com21 or First Generation 3Com Product or 3Com Technology delivered by 3Com, as the case may be, pursuant to this Agreement or as otherwise reasonably required by the other party.

12.     WARRANTY

        12.1 Com21 Warrant. Com21 warrants to 3Com that for a period of ninety
(90) days after receipt by 3Com of the Design Package (the "Warranty Period") the media on which Com21 delivers the Design Package to 3Com shall be free of defects in material and workmanship. Com21 shall replace any such defective media promptly following receipt of written notice from 3Com of such defects during the Warranty Period. Com21 further represents and warrants to 3Com that the Com21 Technology and materials contained in the Design Package provided to 3Com will be sufficient to permit 3Com (assuming 3Com has R&D and manufacturing skill and know-how typical of manufacturers of computer products similar to cable modem products) to develop the 3Com Product to be compatible with the Com21 Headend and to conform in all material respects to the Specifications. EXCEPT FOR THE FOREGOING LIMITED WARRANTIES AND AS SET FORTH IN SECTION 13 (INDEMNIFICATION), COM21 MAKES NO WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, AS TO ANY MATTER WHATSOEVER. IN PARTICULAR, ANY AND ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE ARE EXPRESSLY EXCLUDED.

        12.2 3Com Warranty to Com21. 3Com warrants to Com21 that for a period of ninety (90)days after receipt by Com21 of the 3Com Design Package (the "3Com Warranty Period") the media on which 3Com delivers the 3Com Design Package to Com21 shall be free from defects in material and workmanship. 3Com shall replace any such defective media promptly following receipt of written notice from Com21 of such defects during the 3Com Warranty Period. 3Com further represents and warrants to Com21 that the 3Com Technology and materials contained in the 3Com Design Package provided to Com21 will be sufficient to permit Com21 (assuming Com21 has R&D and manufacturing skill and know-how typical of manufacturers of computer products similar to cable modem products) to develop the First Generation 3Com Product. EXCEPT FOR THE FOREGOING LIMITED WARRANTIES AND AS SET FORTH IN SECTION 13 (INDEMNIFICATION), 3COM MAKES NO WARRANTIES, EXPRESS, IMPLIED OR STATUTORY, TO COM21 AS TO ANY MATTER WHATSOEVER. IN PARTICULAR, ANY AND ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE ARE EXPRESSLY EXCLUDED.

        12.3 Customer Warranty . Each party shall be solely responsible for customer warranty of any and all products manufactured by such party pursuant to this Agreement.

13.     INDEMNIFICATION

        13.1 Com21 Indemnification of 3Com. Com21 shall indemnify and hold harmless 3Com, its officers, directors, employees and agents against any claims, actions or demands alleging that the Com21 Technology, Com21 Mongoose Product or Design Package, including all updates thereto (if any) provided to 3Com by Com21, infringe on any U.S. copyrights, U.S. patents, trade secrets or other proprietary rights of any third parties.

               (a) This obligation is contingent upon (i) 3Com giving prompt written notice to Com21 of any such claim, action or demand, (ii) 3Com allowing Com21 to control the defense and related settlement negotiations and (iii) 3Com fully assisting, at Com21 expense, in the defense.

               (b) Com21 shall have no obligation hereunder for any such claims, actions or demands to the extent such claims, actions or demands result from:

               (1) The 3Com Product, or portions or components thereof, made in accordance with 3Com's specifications; or

               (2) Com21 Technology, Com21 Mongoose Product or Design Package combined with processes, materials or products not supplied, created, developed licensed by Com21; or

               (3) The modification or attempted modification of the Com21 Technology, Com21 Mongoose Product or Design Package by parties other than Com21 or the use or distribution of such modified Com21 Technology, Com21 Mongoose Product or Design Package or

               (4) 3Com's continued alleged infringing activity after being notified thereof or after being informed of modifications that would have avoided the infringement.

THE FOREGOING STATES 3COMS SOLE AND EXCLUSIVE REMEDY WITH

RESPECT TO CLAIMS OF INFRINGEMENT OF PROPRIETARY RIGHTS OF ANY KIND.

        13.2 3Com Indemnification of Com21. 3Com shall indemnify and hold harmless Com21, its officers, directors, employees and agents against any claims, actions or demands alleging that the First Generation 3Com Products or 3Com Technology infringe on any U.S. copyrights, U.S. patents, trade secrets or other proprietary rights of any third parties.

               (a) This obligation is contingent upon (i) Com21 giving prompt written notice to 3Com of any such claim, action or demand, (ii) Com21 allowing 3Com to control the defense and related settlement negotiations and (iii) Com21 fully assisting, at 3Com expense, in the defense.

               (b) 3Com shall have no obligation hereunder for any such claims, actions or demands to the extent such claims, actions or demands result from:

                      (1) The Com21 Technology, Com21 Mongoose Product or Design Package, unless (i) the 3Com Product, or portion or component thereof, is made in whole or in part in accordance with 3Com's specifications or
        (ii) Com21 technology, Com21 Mongoose Product or Design Package is combined with materials, processes or products not supplied, created, developed or licensed by Com21;

or

                        (2) The modification or attempted modification of the
               First Generation 3Com Product or 3Com Technology by parties other than 3Com or the use or distribution of such modified First Generation 3Com Product or 3Com Technology
or

                      (3) Com21's continued alleged infringing activity after
               being notified thereof or after being informed of modifications that would have avoided the infringement.

THE FOREGOING STATES COM21'S SOLE AND EXCLUSIVE REMEDY WITH RESPECT TO CLAIMS OF INFRINGEMENT OF PROPRIETARY RIGHTS OF ANY KIND.

14.     CONFIDENTIALITY

        14.1 Confidential Information. Each party acknowledges that in the course of the performance of this Agreement, it may obtain the Confidential Information of the other party. The Receiving Party (as defined in Section 1.7 (Confidential Information)) shall, at all times, both during the term of this Agreement and thereafter for a period of [*], keep in confidence and trust all of the Disclosing Party's (as defined in Section 1.7 (Confidential Information)) Confidential Information received by it. The Receiving Party shall not use the

*Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

Confidential Information of the Disclosing Party other than as expressly permitted under the terms of this Agreement or by a separate written agreement. The Receiving Party shall take all reasonable steps to prevent unauthorized disclosure or use of the Disclosing Party's Confidential Information and to prevent it from failing into the public domain or into the possession of unauthorized persons. The Receiving Party shall not disclose Confidential Information of the Disclosing Party to any person or entity other than its officers, employees, consultants and subsidiaries who need access to such Confidential Information in order to effect the intent of this Agreement and who have entered into written confidentiality agreements which protect the Confidential Information of the Disclosing Party. The Receiving Party shall immediately give notice to the Disclosing Party of any unauthorized use or disclosure of Disclosing Party's Confidential Information. The Receiving Party agrees to assist the Disclosing Party to remedy such unauthorized use or disclosure of its Confidential Information.

        14.2 Exceptions to Confidential Information. The obligations set forth in Section 14.1 (Confidential Information) shall not apply to the extent that Confidential Information includes information which (a) is already known to the Receiving Party at the time of disclosure, which knowledge the Receiving Party shall have the burden of proving; (b) is, or, through no act or failure to act of the Receiving Party, becomes publicly known; (c) is received by the Receiving Party from a third party without restriction on disclosure; (d) is independently developed by the Receiving Party without reference to the Confidential Information of the Disclosing Party, which independent development the Receiving Party will have the burden of proving; (e) is approved for release by written authorization of the Disclosing Party; or (f) is required to be disclosed by a government agency to further the objectives of this Agreement or by a proper order of a court of competent jurisdiction; provided, however that the Receiving Party will use its reasonable efforts to minimize such disclosure and will consult with and assist the Disclosing Party in obtaining a protective order prior to such disclosure.

        14.3 Remedies. Each party acknowledges and agrees that any breach of this Section 14 (Confidentiality) by a party's unauthorized use or disclosure of the Com21 Technology, the 3Com Technology or the Design Package, as the case may be, would cause irreparable injury to the other party for which monetary damages are not an adequate remedy. Accordingly, in addition to other available remedies, the non-breaching party will be entitled to obtain appropriate injunctive relief and other equitable remedies in the event of such breach.

15.     LIMITATION OF LIABILITY

        EXCEPT FOR A BREACH OF SECTION 14 (CONFIDENTIALITY), NEITHER PARTY SHALL HAVE ANY LIABILITY FOR INCIDENTAL, CONSEQUENTIAL, INDIRECT, SPECIAL OR PUNITIVE DAMAGES OR LIABILITIES OF ANY KIND OR FOR LOSS OF REVENUE, LOSS OF BUSINESS OR OTHER FINANCIAL LOSS OR FOR ANY COST OF PROCUREMENT OF SUBSTITUTE GOODS, SERVICES OR TECHNOLOGY ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, INCLUDING WITHOUT LIMITATION IN CONNECTION WITH THE MANUFACTURE, SALE, INSTALLATION, USE, PERFORMANCE, FAILURE OR

INTERRUPTION OF THE PRODUCT(S) LICENSED HEREUNDER, REGARDLESS OF THE FORM OF THE ACTION, WHETHER IN CONTRACT, TORT (INCLUDING NEGLIGENCE) STRICT PRODUCT LIABILITY OR OTHERWISE, EVEN IF ANY REPRESENTATIVE OF A PARTY HERETO HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

16.     EXPORT CONTROLS

        Each party agrees that it will not knowingly, without prior authorization, if required, of the Office of Export Administration, U.S. Department of Commerce 14th and Constitution Ave., N.W., Washington, D.C. 20230, export or reexport (as defined in Section 779.1(b)-(c) of the Export Administration Regulations - "Regulations" - and any amendments thereto) the technical data relating to the Com21 Mongoose Product, Com21 Headend, 3Com Product, Com21 Technology or 3Com Technology or the direct products of such technical data to Afghanistan, the People's Republic of China or to any Group Q, S, W, Y or Z country specified in Supplement No. 1 to Section 770 of the Regulations as amended from time to time.

17.     TERM AND TERMINATION

        17.1 Term. This Agreement shall be effective from the Effective Date for a period of five (5) years, unless earlier terminated in accordance with its terms. Thereafter, this Agreement shall automatically be renewed on its anniversary dates for successive one (1) year terms subject to a party providing written notice to the other party no later than sixty (60) days prior to any such anniversary date of such party's intent not to renew in which event this Agreement shall terminate at the end of the then current term; provided that, in the event of Com21's failure to renew, the Licenses granted to 3Com under
Section 2 (Licenses) above shall continue in full force in perpetuity.

        17.2 Termination Due to Bankruptcy, etc. In the event a party (i) becomes insolvent; (ii) voluntarily files a petition under applicable bankruptcy or insolvency laws which such party fails to have released within thirty (30) days after filing, (iii) has filed against it a petition under applicable bankruptcy or insolvency laws which such party fails to have released within ninety (90) days (thirty (30) days if such party fails to contest the petition in good faith) after filing; (iv) proposes any dissolution, composition or financial reorganization with creditors or if a receiver, trustee, custodian or similar agent is appointed or takes possession with respect to all or substantially all property or business of such party; or (v) such party makes a general assignment for the benefit of creditors, the other party may terminate this Agreement by giving a termination notice, which termination shall become effective ten (10) days after mailing.

        17.3 Right to Terminate. Either party shall have the right to terminate this Agreement if the other party is in material breach of any term or condition of this Agreement and fails to remedy such breach within thirty (30) days (twenty (20) days in the case of a breach of a payment obligation) after receipt of written notice of such breach given by the non-breaching party; provided, however, that a breach of the obligations set forth in Section 14 (Confidentiality) shall be grounds for immediate termination by the non-breaching party of this Agreement.

        17.4 Obligations Upon Termination caused by 3Com Breach. Upon the termination of this Agreement caused by 3Com's material breach of this
Agreement:

               (a) 3Com's obligations to pay all sums due hereunder shall be accelerated and all such sums shall be due and payable on the date of termination or expiration;

               (b) The licenses granted to 3Com hereunder shall terminate and 3Com shall discontinue the use, manufacture, reproduction, distribution and sublicensing (as applicable of the Com21 Technology, Com21 Mongoose Product and Design Package licensed from Com21;

               (c) 3Com may keep one (1) copy of the Com21 Technology, Com21 Mongoose Product and Design Package to be used solely for support of its installed base of 3Com Products and 3Com shall have a limited license to the extent necessary for 3Com to support the installed base of 3Com Products.

        17.5 Obligations Upon Termination caused by Com21 Breach. Upon the termination of this Agreement caused by Com21's material breach of this
Agreement:

               (a) Com21's obligations to pay all sums due hereunder shall be accelerated and all such sums shall be due and payable on the date of termination or expiration;

               (b) The licenses granted to Com21 hereunder shall terminate and Com21 shall discontinue the use, manufacture, reproduction, distribution and sublicensing (as applicable) of the 3Com Technology and First Generation 3Com Product licensed from 3Com;

               (c) Com21 may keep one (1) copy of the 3Com Technology and First Generation 3Com Product to be used solely for support of its installed base of First Generation 3Com Products and Com21 shall have a limited license to the extent necessary for Com21 to support the installed base of First Generation 3Com Products.

        17.6 Other Obligations Upon Termination. Except as otherwise provided in Sections 17.4(c) and 17.5(c) above, upon the expiration or earlier termination of the Agreement, the Receiving Party shall, within fifteen (15) days of any termination or expiration of this Agreement, return to the Disclosing Party or destroy all full or partial copies, in whatever media, of any and all materials in the Receiving Party's possession which had been furnished to the Receiving Party by the Disclosing Party pursuant to this Agreement, and the Receiving Party shall warrant in writing to the Disclosing Party within thirty (30) days after termination or expiration that all such materials have been returned to the Disclosing Party or destroyed.

        17.7 Survival. Neither the termination or expiration of this Agreement shall relieve either party from its obligations to pay the other any sums accrued hereunder. The parties agree that their respective rights, obligations and duties under Sections 2 (Licenses) (except as otherwise set forth in this Section 17 (Term and Termination)), II (Proprietary Rights), 13 (Indemnification), 14 (Confidentiality), 15 (Limitation of Liability), and 17 (Term and Termination), as well as any rights, obligations and duties which by their nature extend beyond the termination or expiration of this Agreement shall survive any termination or expiration and remain in effect for a period of five
(5) years thereafter or the period specified in this Agreement, if longer.

18.     MISCELLANEOUS

        18.1 Notices. Any notice provided for or permitted under this Agreement will be treated as having been given when (a) delivered personally, (b) sent by confirmed telex or telecopy, (c) sent by commercial overnight courier with written verification of receipt, or (d) mailed postage prepaid by certified or registered mail, return receipt requested, to the party to be notified, at the address set forth below, or at such other place of which the other party has been notified in accordance with the provisions of this Section 18.1 (Notices).

               If to 3Com:   3Com Corporation
                             5400 Bayfront Plaza
                             Santa Clara, CA 95052
                             Telecopy:  (408) 764-8955
                             Attention: PCOps Purchasing Manager

        with a copy to the attention of 3Com's General Counsel at the address above, and a telecopy number of (408) 764-6434.

               If to Com21:  Com21, Inc.
                             1991 Landings Drive
                             Mountain View, CA 94043
                             Telecopy:  (415) 254-5883
                             Attention: President

                and copy to: Brobeck, Phleger & Harrison LLP
                             Two Embarcadero Place
                             2200 Geng Road
                             Palo Alto, CA 94303
                             Telecopy:  (415) 496-2885
                             Attention: Edward M. Leonard, Esq.

Such notice will be treated as having been received upon the earlier of actual receipt or five (5) days after posting.

        18.2 Amendment: Waiver. This Agreement may be amended or supplemented only by a writing that is signed by duly authorized representatives of both parties. No term or provision hereof will be considered waived by either party, and no breach excused by either party, unless such waiver or consent is in writing signed on behalf of the party against whom the waiver is asserted. No consent by either party to, or waiver of, a breach by either party, whether express or implied, will constitute a consent to, waiver of, or excuse of any other, different, or subsequent breach by either party.

        18.3 Severability. If any provision of this Agreement is held invalid or unenforceable for any reason, the remainder of the provision shall be amended to achieve as closely as possible the economic effect of the original term and all other provision shall continue in full force and effect.

        18.4 Governing Law. This Agreement shall be governed by and construed under the laws of the United States and the State of California as applied to agreements entered into and to be performed entirely within California between California residents. The parties agree that the United Nations Convention on Contracts for the International Sale of Goods is specifically excluded from application to this Agreement.

        18.5 Choice of Forum. The parties hereby submit to the jurisdiction of, and waive any venue objections against, the United States District Court for the Northern District of California, San Jose Branch and the Superior and Municipal Courts of the State of California, Santa Clara County, in any litigation arising out of the Agreement.

        18.6 Injunctive Relief. It is expressly agreed that a material breach of this Agreement (except Section 14 (Confidentiality)) by a party could cause irreparable harm to the non-breaching party and that a remedy at law would be inadequate. Therefore, in addition to any and all remedies available at law, the non-breaching party shall be entitled to seek an injunction or other equitable remedies in all legal proceedings in the event of any threatened or actual violation of any or all of the provisions hereof.

        18.7 Attorneys' Fees. In any action to enforce this Agreement, the prevailing party shall be awarded all court costs and reasonable attorneys' fees incurred, including such costs and attorneys' fees incurred in enforcing and collecting any judgment.

        18.8 Force Majeure. Except for the payment of money, neither party will be liable for any failure or delay in performance beyond its control under this Agreement due to fire, explosion, earthquake, storm, flood or other weather, unavailability of necessary utilities or raw materials, war, insurrection, riot, act of God or the public enemy, law, act, order, export control regulation, proclamation, decree, regulation, ordinance, or instructions of Government or other public authorities, strikes, lockouts or other labor disputes or shortages or inability to obtain material or equipment, compliance with laws or regulation (including, without limitation, those related to infringement) or judgment or decree of a court of competent jurisdiction (not arising out of breach by such party of this Agreement). In the event of the happening of such a cause, the party whose performance is so affected will give prompt, written notice to the other party, stating the period of time the same is expected to continue and will use its best efforts to mitigate the effect of the event giving rise to the failure or delay in performance.

        18.9 Assignment. 3Com may assign this Agreement to any person to whom it transfers all or substantially all of its proprietary rights in the 3Com Product and 3Com Technology. Otherwise, neither party may assign, voluntarily, by operation of law, or otherwise, any rights or delegate any duties under this Agreement (other than the right to receive payments) without the other party prior written consent and any attempt to do so without such consent will be void except that an assignment to an acquiror of all or substantially all of a party's stock, assets or business shall not require prior written consent of the other party. This Agreement will bind and inure to the benefit of the parties and their respective successors and permitted assigns.

        18.10 Relationship of the Parties. The parties to this Agreement are independent contractors. There is no relationship of agency, partnership, joint venture, employment, or franchise between the parties. Neither party has the authority to bind the other or to incur any obligation on its behalf.

        18.11 Allocation of Risk. The sections on limitation of liability, warranties and disclaimer of warranties allocate the risks in the Agreement between the parties. This allocation is an essential element of the basis of the bargain between the parties.

        18.12 Publicity. Neither party shall disclose the terms of this Agreement without the prior approval of the other party, except that a party may disclose the terms of this Agreement where required by law, provided that such party makes every reasonable effort to obtain confidential treatment or similar protection to the fullest extent available to avoid public disclosure of the terms of this Agreement. A party required by law to make disclosure of the terms of this Agreement will promptly notify the other party and permit the other party to review and participate in the application process seeking confidential treatment.

        18.13 Construction of Agreement. This Agreement has been negotiated by the respective parties hereto and their attorneys and the language hereof shall not be construed for or against any party. The titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Agreement, which shall be considered as a whole.

        18.14 Counterparts. This Agreement may be executed in two counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument. If this Agreement is executed in counterparts, no signatory hereto shall be bound until both the parties named below have duly executed or caused to be duly executed a counterpart of this Agreement.

        18.15 Entire Agreement. This Agreement, including all Exhibits to this Agreement, constitutes the entire agreement between the parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the dates set forth below effective as of the Effective Date.

    3COM CORPORATION                       COM21, INC.

    By:                                      By:
       -------------------------------          -------------------------------

    Name:                                    Name:
         -----------------------------            -----------------------------

    Title:                                   Title:
          ----------------------------             ----------------------------

    Date:                                    Date:
         -----------------------------            -----------------------------

List of Exhibits:

A - Com21 Technology
B - Specifications
C - Com21 Mongoose Product Specification
D - Com21 Mongoose Product Acceptance Criteria
E - Design Package
F - Com21 Trademarks
G - Technology Escrow and Manufacturing License

                                    EXHIBIT A

                                 COM21TECHNOLOGY
           [to be prepared and delivered consistent with Section 5.2]

                                    EXHIBIT B

                                 SPECIFICATIONS
                    [to be attached at the time of execution]

                                    EXHIBIT C

                      COM21 MONGOOSE PRODUCT SPECIFICATION
         [Product Specification to be attached at the time of execution]

                                    EXHIBIT D

                   COM21 MONGOOSE PRODUCT ACCEPTANCE CRITERIA

                       [Acceptance criteria to be prepared
                  and attached within 60 days after execution]


                   COM21 Mongoose Product Acceptance Criteria
                               Contract Exhibit D

Revision 1.0, 6/07/96
Ed Boyd
John Griesing

The following will be used to determine the acceptance of the Mongoose product. All of the items listed in the document will be required to accept the Mongoose product at meeting the Acceptance Criteria.


1.      Design Package

        The following is the design package that 3Com expects to receive relative to the Mongoose product. It is expected that this package will be available in it's entirety at the time of fabrication of the final Mongoose product.

- RTL Verilog Code that compiles without errors and with all warnings messages investigated.

- Verilog simulation environment with self checking test cases. A self checking test case will report an error when the feature to be tested fails.

- Behavioral, minimum delay netlist, typical delay netlist, and maximum delay netlist simulations passing in Verilog simulation environment.

-       Set of test vectors with 90% or greater test coverage.

-       Simulate vectors using minimum, typical, and maximum delays.

-       Simulate vectors using dynamic timing analyzer (i.e. Epilog) (optional).

- Synopsys scripts for synthesis and complete set of timing constraints for synopsys.

-       Synopsys static timing analysis completed without violations.


2.      Environmental Conditions

        The following conditions will be tested on the device.

-       Temperature testing over operating range (0C-70C)

-       Voltage margining (4.75 - 5.25 V)

-       Timing Verification (per specification)

-       29K Bus

-       Modulator/Demodulator

-       SRAM

-       MACE

-       Mongoose BER (Bit Error Rate) Less than IOE-9

3.      Mongoose Scenarios to be verified with final silicon.

-       Ethernet Packet Bridging.

        - Send packets to learn source addresses. Verify bridging based on learned addresses. Verify aging of old addresses and replacement of oldest entries.

        - Send broadcast packets. Verify bridging based on ethertype table and broadcast rate count.

        - Send packets directed to processor. Verify bridging based on local MAC enable switch, MAC address table, and multicast address table.

        - Send multicast packets. Verify bridging based on multicast address table.

-       MACE Interface.

        - Transmit packets with MACE underruns, max collisions, and late collisions. Verify detection and recovery.

        - Receive packets that had late collisions, CRC errors, alignment errors, and overruns. Verify detection and recovery.

-       Determine cell and frame boundaries.

        -       Verify Cell delination detection.

        -       Verify Frame delination detection.

        -       Generate T7EI errors. Verify detection and recovery.

        - Corrupt/change both frame and cell boundaries. Verify detection of loss, reestablishment or connection, and graceful termination to upstream transmission.

-       Decryption of packet.

        - Decrypt OAM, AAL5 and raw ATM cells using all 10 keys based on the VPI. Verify cell contents.

-       Downstream packet routing.

        -       Send OAM's packet and verify reception into queue 0.

        - Send good and bad CRC-10 in OAM packets. Verify mongoose detection.

        -       Send Raw ATM cells to queues I and 2. Verify cell contents.

        -       Send AAL5 cells to queues 3, 4, & 5. Verify cells contents.

        - Send good and bad CRC-32's with AAL5 packets. Verify mongoose detection.

-       Downstream grant queuing.

        - Send Acquisition grants. Verify detection, queuing, and random backoff.

        - Send Contention grants. Verify detection, queuing and random backoff. Verify transition for Acquisition to Active state.

        -       Verify transition from Active to Idle state.

        -       Send Directed grants. Verify state changes and proper queuing.

        -       Overflow grant queue. Verify recovery.

        -       Send grants with bad CRC-10's. Verify removal from queue.

-       Encryption of packet.

        - Encrypt OAM, AAL5 and raw ATM cells using all 4 keys. Verify cell contents.

        -       Encrypt packet with decryption occurring on downstream channel.

-       FEC Generation.

        - Verify FEC on upstream data. Generate bit errors and verify reception at head end.

-       Upstream Queues.

        - Upload multiple packets into all queues. Verify priority ordering and packet boundaries.

-       Upstream Cell Generation.

        - Send AAL5 Packets upstream. Verify header information, HEC, CRC-32, and reassembled packet at head end.

        - Send OAM packets. Verify header information, HEC, CRC-10, and payload data.

        -       Send raw ATM cells. Verify data.

-       Upstream traffic.

        -       Verify IDLE cell Generation.

        -       Verify start of frame delay.

-       Ability to gracefully reset queues, MACE, and cable modem interface.

-       Generate and acknowledge all interrupts.

-       Read and write all processor accessible registers.

4.      Test Equipment

The above testing requires the following equipment from Com21

-       Latest version HCX and associated SW

                                    EXHIBIT E

                                 DESIGN PACKAGE

     [description of materials to be delivered consistent with Section 5.2]

                                    EXHIBIT F

                                COM21 TRADEMARKS

                               [to be determined]

                                    EXHIBIT G

                   TECHNOLOGY ESCROW AND MANUFACTURING LICENSE

Definitions

        "Products" means the Com21 Headend products to be sold by Com21 to 3Com under the Headend Distribution Agreement, and shall include all enhancements, fixes, Updates, Upgrades and modifications to the Products made by or for Com21. "Update" shall mean a replacement of all or a portion of a Product that is primarily intended to Fix an error or deficiency in the Product. "Upgrade" shall mean a replacement of all or a portion of a Product that is primarily intended to add functionality or performance to the Product and for which a separate or additional charge is made to the end user.

"Technology Documentation" means all designs, drawings, specifications, test information, vendor lists, source and object code versions of the software incorporated into or used by Com21 to design, manufacture or maintain the Products and all other data and information owned by Com21 or to which Com21 has the right to grant sublicenses with respect to the design, manufacture and use of the Products. The Technology Documentation will include a list of third party technology, if any, in the Products to which Com21 cannot sublicense the rights envisioned by the manufacturing license below, and persons at such third parties to contact regarding obtaining licenses. The Technology Documentation will further include a list of consultants, if any, whom Com21 reasonably believes could provide technical support to 3Com in connection with 3Com's exercising of the rights under the manufacturing license below. Prior to the date of first shipment of the Product by Com21 to 3Com, the parties will attach an exhibit to the Headend Distribution Agreement that sets forth a complete list of the Technology Documentation that exists as of such date. Com21 shall update such Technology Documentation if it updates its own archival copy of the Technology Documentation.

Technology Escrow and Manufacturing License

        Within ten (10) days after the first shipment of Products from Com21 to 3Com, Com21 shall place the Technology Documentation for all versions of the Products initially agreed to be sold by Com21 to 3Com under the Headend Distribution Agreement in a mutually agreed upon escrow account pursuant to the form of escrow agreement previously provided by 3Com to Com21. Thereafter, within ten (10) days after the execution of any amendments to the Headend Distribution Agreement to add additional updates or versions of the Products or to add new Products, Com21 shall place the Technology Documentation for such Products into such escrow account. 3Com shall pay any and all annual fees, deposit fees, reporting fees and costs associated with such escrow, however, Com21 will bear its own cost of creating the deposit and all updates thereto. Com21 hereby grants to 3Com a worldwide, nonexclusive, fully-paid, royalty-free, perpetual, irrevocable license to manufacture, have manufactured, sell, repair, use, develop, modify, reproduce, and distribute the Products under all registered and unregistered copyrights, patents, trade secrets, mask works, designs, drawings, specifications, vendor lists and all other data and other information owned by Com21 or to which Com21 has the right to grant sublicenses with respect to the design, manufacture, maintenance and use of the Products and any other intellectual property rights associated therewith, and to prepare and have prepared derivative works based thereon, and to use source code for the software contained in or associated with the Products to make and have made, use, develop, modify, reproduce, distribute and sell the Products and prepare and have prepared derivative works based on the Products, and to grant sublicenses to third parties as to any or all of the rights granted to 3Com under this license, only in the event Com21 becomes insolvent, generally fails to pay or admits in writing its inability to pay its debts as they become due, (ii) applies for or consents to the appointment of a trustee, receiver or other custodian or makes a general assignment for the benefit of its creditors, (iii) any bankruptcy, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law or other dissolutions or liquidation proceedings are commenced by or against Com21 and, if such case is not commenced by Com21, it is acquiesced in or remains undismissed for ninety (90) days, (iv) Com21 takes any corporate or other action to authorize, or in furtherance of, any of the foregoing, (v) any event occurs which would permit 3Com to terminate the Headend Distribution Agreement or the Technology License and Reseller Agreement to which this exhibit is attached as Exhibit G (Technology Escrow and Manufacturing License) (except as described in Section 5.3 (Acceptance) or if 3Com elects not to renew in accordance with Section 17.1 (Term) of the Technology License and Reseller Agreement), (vi) Com21 ceases, or gives notice that it intends to cease, manufacturing and distributing the Products or (vii) Com21 is unable to meet the reasonable supply requirements of 3Com's customers. The occurrence of any of the foregoing shall constitute an "Event of Escrow Release" for purposes of the Headend Distribution Agreement.


                                       G-2